Exhibit 10.2
HENRY SCHEIN, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
AMENDED AND RESTATED EFFECTIVE MARCH 1, 2005
     This Plan was originally established, effective as of January 1, 1994, and was amended and restated effective as of February 9, 1998, to provide deferred compensation to a select group of management and highly compensated employees of Henry Schein, Inc. and certain Associated Companies (as defined herein). The Plan is now amended and restated effective March 1, 2005 as set forth herein. The benefits are intended to supplement the benefits payable under the Qualified Plan (as defined herein).
1. Definitions. For purposes of this Plan, the following definitions apply:
(a) “Associated Company” means with respect to the Supplemental Accounts hereunder (other than the ESOP Supplemental Accounts), such corporations and other entities presently or in the future existing, which are (a) members of the controlled group which includes the Company or are under common control with the Company, as such terms are defined in Section 414 of the Code, but only during such period as such corporations or entities are members of the controlled group which includes the Company or are under common control with the Company; and (b) any other entity required to be aggregated with the Company pursuant to Section 414(m) or (o) of the Code, but only during the period the entity is required to be so aggregated. With respect to the ESOP Supplemental Accounts hereunder, Associated Company means any entity described above and any corporation which is a member of the same controlled group of corporations with the Company, as defined in Section 409(l)(4) of the Code.
(b) “Beneficiary” means, unless otherwise specified by the Participant in a written election filed with the Committee, the person or persons (if any) designated by the Participant under the Qualified Plan (or otherwise designated under the terms of the Qualified Plan if no such designation is made), to receive his benefits under the Qualified Plan in the event of the Participant’s death.
(c) “Board” means the Board of Directors of the Company.
(d) “Change of Control” means a change of control as provided in Exhibit A hereto.
(e) “Code” means the Internal Revenue Code of 1986, as amended.
(f) “Committee” means the committee, if any, appointed by the Board to administer this Plan on its behalf. If no committee is appointed, the Board shall be deemed to be the Committee.
(g) “Company” means Henry Schein, Inc. and any successor by merger, consolidation, purchase or otherwise.
(h) “Company Stock Fund” means an investment vehicle under the Qualified Plan which is intended to invest primarily in the common stock of the Company, $.01 par value, subject to adjustments in such common stock for changes in the Company’s capital structure as provided under the Qualified Plan.
(j) “Earnings” means, for any Plan Year, the sum of: (i) Profit Sharing Earnings,
(ii) Matching Contribution Earnings, and (iii) ESOP Earnings, provided that any Earnings credited prior to the Restatement Date shall be determined in accordance with the terms of the Plan then in effect.
(k) “Eligible Employee” means an Executive specifically designated by the Committee as an Eligible Employee under this Plan.
(l) “Employee” means any person employed by an Employer other than an agent or independent contractor.
(m) “Employer” means the Company and any Associated Company which is a Member Company under the Qualified Plan and is approved as a participating employer hereunder by the Board.
(n) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(o) “ESOP” means the Henry Schein, Inc. Employee Stock Ownership Plan, effective as of January 1, 1994, which was merged into the Qualified Plan effective as of April 1, 1998.
(p) “ESOP Earnings” means, for any Plan Year, a book-entry amount to be credited as earnings or losses to a Participant’s ESOP Supplemental Account equal to the earnings and losses that would be accrued by the Participant’s ESOP Supplemental Account if it were invested in the Company Stock Fund under the Qualified Plan.
(q) “ESOP Supplemental Account” means the Participant’s account with respect to contributions of Company common stock by the Employer that were specifically allocated to the ESOP Supplemental Account prior to April 1, 1998 plus any ESOP Earnings thereon.
(r) “Excess Compensation” means the excess, if any, of (1) the Eligible Employee’s compensation for the calendar year that would constitute Base Compensation, as defined in the Qualified Plan, but for any statutory limitations on the amount of Base Compensation, over (2) the Recognized Compensation.
(s) “Executive” means a Top Hat Employee of an Employer with Excess Compensation or a Top Hat Employee who had Excess Compensation and participated in the Plan prior to the Restatement Date.
(t) “Forfeiture” means in the event a Participant incurs a Termination of Employment, any portion of the Participant’s Supplemental Account to which the Participant is not then entitled pursuant to Sections 4(a) or (b) hereof shall be forfeited.

(u) “Key Employee” means a Participant who is a “key employee” as defined in Section 416(i) of the Code without regard to paragraph (5) thereof.
(v) “Matching Contribution Earnings” means, for any Plan Year, a book-entry amount to be credited as earnings or losses to a Participant’s Matching Contribution Supplemental Account equal to the earnings or losses that would accrue if:
(i) forty percent (40%) of the Participant’s Matching Contribution Supplemental Account were invested in the Company Stock Fund; and
(ii) sixty percent (60%) of the Participant’s Matching Contribution Supplemental Account were invested in equal installments in each of the investment funds available under the Qualified Plan other than the Company Stock Fund.
(w) “Matching Contribution Supplemental Account” means the Participant’s account with respect to matching contributions by the Employer pursuant to the terms hereof that are specifically allocated to the Matching Contribution Supplemental Account plus any Matching Contribution Earnings thereon.
(x) “Normal Retirement Date” means the day on which a Participant attains age sixty-five (65) while employed by the Employer.
(y) “Participant” means any Eligible Employee who shall have become a Participant in the Plan in accordance with the provisions of Section 2 hereof, and whose participation shall not have ceased. A Participant’s participation shall cease upon such Participant’s ceasing to be an Eligible Employee. Any individual for whom an ESOP Supplemental Account was established prior to April 1, 1998 shall continue to be a Participant hereunder until such individual incurs a Termination of Employment.
(z) “Plan” means the Henry Schein, Inc. Supplemental Executive Retirement Plan, as amended from time to time.
(aa) “Plan Year” means the calendar year.
(bb) “Profit Sharing Earnings” means, for any Plan Year, a book-entry amount to be credited as earnings or losses to a Participant’s Profit Sharing Plan Supplemental Account equal to the earnings or losses that would accrue with respect to a Participant’s Profit Sharing Supplemental Account if it were invested in equal amounts in each of the investment funds available under the Qualified Plan, other than the Company Stock Fund.
(cc) “Profit Sharing Supplemental Account” means the Participant’s account with respect to profit sharing contributions by the Employer pursuant to the terms hereof that are specifically allocated to the Profit Sharing Supplemental Account plus any Profit Sharing Earnings thereon.

(dd) “Qualified Plan” means the Henry Schein, Inc. 401(k) Savings Plan, amended and restated effective as of January 1, 1997 and as amended from time to time.
(ee) “Recognized Compensation” means the dollar limitation pursuant to Code Section 402(g) for the Plan Year divided by seven percent (7%).
(ff) “Restatement Date” means March 1, 2005.
(gg) “Supplemental Account” shall mean the sum of the Participant’s Matching Contribution Supplemental Account, Profit Sharing Supplemental Account and the ESOP Supplemental Account.
(hh) “Supplemental Benefit” means the benefit payable under this Plan, which shall be payable in a single lump sum cash payment.
(ii) “Termination of Employment” means termination of employment as an Employee of the Employer and all Associated Companies for any reason whatsoever, including, but not limited to, death, retirement, resignation or firing (with or without cause).
(jj) “Top Hat Employee” means an Employee who is a member of a select group of management or highly compensated employees of the Employer who may participate in a plan within the meaning of Section 301(a)(3) of ERISA.
(kk) “Year of Service” means a period of twelve (12) consecutive calendar months during which an Employee completes at least one Hour of Service (as defined in the Qualified Plan) in each consecutive calendar month.
     To the extent not inconsistent with the foregoing definitions and the terms hereof, any defined terms used in this Plan shall have the same meaning as in the Qualified Plan.
2. Participation.
     (a) Each present Participant shall continue to be a Participant in the Plan. Any other Eligible Employee that has an Employment Commencement Date on or after the Restatement Date shall become a Participant in the Plan on the first day of the calendar quarter following the Participant’s completion of a Year of Service.
     (b) Any Participant who is reemployed as an Eligible Employee and whose reparticipation is approved by the Committee shall become a Participant in the Plan as of the date of his or her reemployment.
3. Contributions and Amount of Supplemental Benefits.
     (a) If an Employer makes an employer profit sharing contribution to the Qualified Plan for the Plan Year on behalf of a Participant, the Employer shall make a book-entry contribution to the Profit Sharing Supplemental Account, in the manner indicated below, of each Participant employed by that Employer in an amount equal to the same percentage of Excess Compensation as the contribution under the Qualified Plan was with respect to Recognized Compensation; provided that no contribution shall be made to the Profit Sharing Supplemental Account for any Participant for such Plan Year unless either (i) the Participant is employed by the Employer or an Associated Company on the last day of the Plan Year and has completed one thousand (1,000) Hours of Service (as defined in the Qualified Plan) during the Plan Year or (ii) the Participant retired at or after his or her Normal Retirement Date, died or incurred (and satisfied all of the requirements for) a Disability (as defined in the Qualified Plan) during the Plan Year.
     (b) If a Participant elects to make the maximum 401(k) savings plan contribution to the Qualified Plan for a Plan Year as permitted under the Code and the terms of the Qualified Plan, the Employer shall make a book-entry contribution to the Supplemental Matching Contribution Account of such Participant in the manner indicated below, in an amount equal to (i) the matching contribution percentage made on behalf of the Participant under the Qualified Plan multiplied by the sum of the Participant’s Excess Compensation plus Recognized Compensation, less (ii) the matching contribution made by the Employer under the Qualified Plan; provided that no contribution shall be made to the Matching Contribution Supplemental Account for any calendar quarter for any Participant who is not a participant under the Qualified Plan during such calendar quarter.
     (c) A Participant’s Supplemental Benefit shall consist of the vested balance in his Supplemental Account.
     (d) The Employer shall allocate the book-entry contribution to the Profit Sharing Supplemental Account and the Matching Contribution Supplemental Account on the same basis as profit sharing contributions and matching contributions, as applicable, are made to the Qualified Plan for the Plan Year. Any amounts allocated to an ESOP Supplemental Account prior to April 1, 1998 shall be deemed to purchase shares of common stock of the Company at the same price per share as the ESOP’s most recent purchase of Company common stock.
     (e) Notwithstanding anything herein to the contrary, the Employer shall account for the portion of a Participant’s Supplemental Benefit that was vested as of December 31, 2004 and Earnings thereon separately from the remaining portion of a Participant’s Supplemental Benefit.
4. Vesting and Forfeitures.
     (a) The portion of the Supplemental Account attributable to contributions made prior to January 1, 2005, with regard to a Participant who is credited with an Hour of Service (as defined in the Qualified Plan) prior to February 9, 1998, shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.

Vesting Schedule

Completed Years of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	10%
2 years but less than 3 years	20%
3 years but less than 4 years	30%
4 years but less than 5 years	40%
5 or more years	100%
     The portion of the Supplemental Account attributable to contributions made prior to January 1, 2005, with regard to a Participant who is first credited with an Hour of Service (as defined under the Qualified Plan) on or after February 9, 1998, shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.
Vesting Schedule

Completed Years of Service	Vested Percentage
Less than 4 years	0%
4 years	30%
5 years	100%
     The portion of the Supplemental Account of a Participant attributable to contributions made on or after January 1, 2005, shall become vested and nonforfeitable when and to the extent that the Participant shall have completed the number of Years of Service set forth below.

Completed Years of Service	Vested Percentage
Less than 1 year	0%
1 year but less than 2 years	0%
2 years but less than 3 years	20%
3 years but less than 4 years	40%
4 years but less than 5 years	60%
5 or more years	100%
     (b) Notwithstanding the provisions of paragraph (a) to the contrary, if while a Participant is an Employee (i) the Participant shall attain his or her Normal Retirement Date, (ii) the Participant shall die or incur a Disability (as defined in the Qualified Plan) or (iii) there shall be a Change of Control, the Participant’s entire interest in his or her Supplemental Account shall become non-forfeitable.

     (c) A Forfeiture shall be deemed to take place upon the Termination of Employment.
     (d) If an Employee whose Supplemental Account was forfeited in its entirety pursuant to subsection (c) above upon Termination of Employment again becomes employed by a participating Employer or an Associated Company, the amount of the Employee’s Forfeiture shall only be restored to his or her Supplemental Account to the extent determined by the Committee, and any credit for Years of Service prior to such reemployment shall be as fixed by the Committee and, if not so fixed, shall not be recognized.
5. Payment of Supplemental Benefit.
     (a) A Participant’s Supplemental Benefit shall be paid in a single lump sum cash payment (as described in subsection (d) below) as soon as practicable following Termination of Employment (other than as a result of death), provided that upon the Termination of Employment (other than as a result of death) of a Key Employee, payment of the Participant’s Supplemental Benefit shall not be paid until six months after such Participant’s Termination of Employment.
     (b) A Participant’s Supplemental Benefit shall be paid to the Participant’s Beneficiary in a single lump sum cash payment (as described in subsection (d) below) as soon as administratively feasible following the Participant’s death while employed or while awaiting payment under (a) above.
     (c) Notwithstanding the above, upon the occurrence of a Change of Control, each Participant’s then accrued vested Supplemental Benefit shall be promptly paid in a lump sum cash payment (as described in subsection (d) below) to such Participant.
     (d) Any payment of a Participant’s Supplemental Benefit shall be made in a single lump sum cash payment in an amount equal to the vested portion of the Participant’s Account.
6. Claims Procedure.
     (a) Any claim by a Participant or former Participant or Beneficiary (“Claimant”) with respect to eligibility, participation, contributions, benefits or other aspects of the operation of the Plan shall be made in writing to the Committee for such purpose. The Committee shall provide the Claimant with the necessary forms and make all determinations as to the right of any person to a disputed benefit. If a Claimant is denied benefits under the Plan, the Committee shall notify the Claimant in writing of the denial of the claim within ninety (90) days after the Committee receives the claim, provided that in the event of special circumstances such period may be extended. The ninety (90) day period may be extended up to ninety (90) days (for a total of one hundred eighty (180) days).
     If the initial ninety (90) day period is extended, the Committee shall notify the Claimant in writing within ninety (90) days of receipt of the claim. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Committee’s request for information; or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the denial of a claim is not furnished within the required time period described herein, the claim shall be deemed denied as of the last day of such period.
     If the claim is wholly or partially denied, the notice to the Claimant shall set forth:
(i)	The specific reason or reasons for the denial;

(ii)	Specific reference to pertinent Plan provisions upon which the denial is based;

(iii)	A description of any additional material or information necessary for the Claimant to complete the claim request and an explanation of why such material or information is necessary;

(iv)	Appropriate information as to the steps to be taken and the applicable time limits if the Claimant wishes to submit the adverse determination for review; and

(v)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
     (b) If the claim has been wholly or partially denied, the Claimant may submit the claim for review by the Committee. Any request for review of a claim must be made in writing to the Committee no later than sixty (60) days after the Claimant receives notification of denial or, if no notification was provided, the date the claim is deemed denied. The Claimant or his duly authorized representative may:
(i)	Upon request and free of charge, be provided with reasonable access to, and copies of, relevant documents, records, and other information relevant to the Claimant’s claim; and

(ii)	Submit written comments, documents, records, and other information relating to the claim. The review of the claim determination shall take into account all comments, documents, records, and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial claim determination.
     (c) The decision of the Committee shall be made within sixty (60) days after receipt of the Claimant’s request for review, unless special circumstances (including, without limitation, the need to hold a hearing) require an extension. In the event of special circumstances, the sixty (60) day period may be extended for a period of up to one hundred twenty (120) days.

     If the initial sixty (60) day period is extended, the Committee shall, within sixty (60) days of receipt of the claim for review, notify the Claimant in writing. The written notice of extension shall indicate the special circumstances requiring the extension of time and provide the date by which the Committee expects to make a determination with respect to the claim upon review. If the extension is required due to the Claimant’s failure to submit information necessary to decide the claim, the period for making the determination will be tolled from the date on which the extension notice is sent to the Claimant until the earlier of: (i) the date on which the Claimant responds to the Plan’s request for information; or (ii) expiration of the forty-five (45) day period commencing on the date that the Claimant is notified that the requested additional information must be provided. If notice of the decision upon review is not furnished within the required time period described herein, the claim on review shall be deemed denied as of the last day of such period.
     The Committee, in its sole discretion, may hold a hearing regarding the claim and request that the Claimant attend. If a hearing is held, the Claimant shall be entitled to be represented by counsel.
     (d) The Committee’s decision upon review on the Claimant’s claim shall be communicated to the Claimant in writing. If the claim upon review is denied, the notice to the Claimant shall set forth:
(i)	The specific reason or reasons for the decision, with references to the specific Plan provisions on which the determination is based;

(ii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim; and

(iii)	A statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA.
     (e) The Committee shall have the full power and authority to interpret, construe and administer this Plan in its sole discretion based on the provisions of the Plan and to decide any questions and settle all controversies that may arise in connection with the Plan. Both the Committee’s and the Board’s interpretations and construction thereof, and actions thereunder, made in the sole discretion of the Committee and the Board, including any valuation of the Supplemental Plus Benefit, any determination under this Section 6, or the amount of the payment to be made hereunder, shall be final, binding and conclusive on all persons for all persons. No member of the Board or Committee shall be liable to any person for any action taken or omitted in connection with the interpretation and administration of this Plan.
     (f) No officer, member or former member of the Committee shall be liable for any action or determination made with respect to the Plan or any benefit under it. To the maximum extent permitted by applicable law or the Certificate of Incorporation or By-Laws of the Company and to the extent not covered by insurance, each officer, member or former member of the Committee shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel) or liability (including any sum paid in settlement of a claim), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the Plan, except to the extent arising out of such officer’s, member’s or former member’s own fraud. Such indemnification shall be in addition to any rights of indemnification the officers, members or former members may have as directors under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any subsidiary of the Company.
     (g) The claims procedures set forth in this section are intended to comply with United States Department of Labor Regulation § 2560.503-1 and should be construed in accordance with such regulation. In no event shall it be interpreted as expanding the rights of Claimants beyond what is required by United States Department of Labor Regulation § 2560.503-1. The Committee may at any time alter the claims procedure set forth above, so long as the revised claims procedure complies with ERISA, and the regulations issued thereunder.
     (h) A Claimant must fully exercise all appeal rights provided herein prior to commencing a civil action under Section 502(a) of ERISA.
7. Construction of Plan.
     (a) Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between any Employer and the Participants, their Beneficiaries or any other person. Any funds which may be invested under the provisions of this Plan shall continue for all purposes to be part of the general funds of the applicable Employer and no person other than the applicable Employer shall by virtue of the provisions of this Plan have any interest in such funds. To the extent that any person acquires a right to receive payments from any Employer under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.
     (b) Each Employer shall be liable for the obligations hereunder only with respect to its own employees, and not with respect to the employees of any other Employer. If a Participant works for more than one Employer in the same calendar year, then the Participant’s Excess Compensation for the calendar year shall be allocated pro-rata to each such Employer in proportion to the Participant’s Base Compensation (including both Recognized Compensation and Excess Compensation) for the calendar year.
     (c) All expenses incurred in administering the Plan shall be paid by the Employers.
8. Minors and Incompetents. If the Committee shall find that any person to whom payment is payable under this Plan is unable to care for his affairs because of illness or accident, or is a minor, any payment due (unless a prior claim therefore shall have been made by a duly appointed guardian, committee or other legal representative) may be paid to the spouse, a child, parent, or brother or sister, or to any person deemed by the Committee to have incurred expense for such person otherwise entitled to payment, in such manner and proportions as the Committee may determine it its sole discretion. Any such payment shall be a complete discharge of the liabilities of the Employer, the Committee and the Board under this Plan.
9. Limitation of Rights. Nothing contained herein shall be construed as conferring upon an Employee the right to continue in the employ of any Employer as an executive or in any other capacity or to interfere with the Employer’s right to discharge him or her at any time for any reason whatsoever.
10. Payment Not Salary. Any Supplemental Benefit payable under this Plan shall not be deemed salary or other compensation to the Employee for the purposes of computing benefits to which he or she may be entitled under any pension plan or other arrangement of any Employer for the benefit of its employees.
11. Severability. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision never existed. To the extent applicable, this Plan is intended to comply with the applicable requirements of Section 409A of the Code (and the regulations thereunder) and shall be limited, construed and interpreted in a manner so as to comply therewith. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A of the Code (and the regulations thereunder) shall be deemed to be amended to comply with Section 409A (and the regulations thereunder) and to the extent such provision cannot be amended to comply therewith, such provision shall be null and void.
12. Withholding. Each Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any obligations it may have to withhold federal, state or local income or other taxes incurred by reason of payments pursuant to this Plan.
13. Assignment. This Plan shall be binding upon and inure to the benefit of the Employers, their successors and assigns and the Participants and their heirs, executors, administrators and legal representatives. In the event that any Employer sells all or substantially all of the assets of its business and the acquirer of such assets assumes the obligations hereunder, the Employer shall be released from any liability imposed herein and shall have no obligation to provide any benefits payable hereunder.
14. Non-Alienation of Benefits. The benefits payable under this Plan shall not be subject to alienation, transfer, assignment, garnishment, execution or levy of any kind, and any attempt to cause any benefits to be so subjected shall not be recognized.
15. Governing Law. To the extent legally required, the Code and ERISA shall govern this Plan and, if any provision hereof is in violation of any applicable requirement thereof, the Company reserves the right to retroactively amend this Plan to comply therewith. To the extent not governed by the Code and ERISA, this Plan shall be governed by the laws of the State of New York.

16. Amendment or Termination of Plan. The Board or an authorized committee under the Company’s Bylaws (including the Committee) may, in its sole and absolute discretion, amend this Plan from time to time in any respect, prospectively or retroactively, and may at any time terminate the Plan in its entirety. Each Employer may withdraw from this Plan at any time, in which case it shall be deemed to maintain a separate plan for Participants who are its employees identical to this Plan except that such Employer shall be deemed to be the Company for all purposes. Each Employer shall be liable for the vested obligations hereunder with respect to its employees. No amendment, termination or withdrawal shall reduce or terminate the then vested benefit (as determined pursuant to Section 4 of the Plan) of any Participant, provided that the Plan may be amended at any time retroactively or otherwise to comply with applicable law, including Section 409A of the Code. Upon a termination or withdrawal, Participants’ accounts shall be distributed in accordance with the terms of the Plan.
17. Non-Exclusivity. The adoption of the Plan by an Employer shall not be construed as creating any limitations on the power of the Employer to adopt such other supplemental retirement income arrangements as it deems desirable, and such arrangements may be either generally applicable or limited in application.
18. Gender and Number. Wherever used in this Plan, the masculine shall be deemed to include the feminine and the singular shall be deemed to include the plural, unless the context clearly indicates otherwise.
19. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They shall not be considered part of the Plan and shall not be employed in the construction of the Plan.
IN WITNESS WHEREOF, the Company has caused this Plan to be executed this 1st day of March, 2005.

HENRY SCHEIN, INC.

By:	/s/ Michael S. Ettinger

Name: Michael S. Ettinger
Title: Vice President, Secretary and General Counsel

EXHIBIT A
Change of Control
     For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d) and 14(d) thereof)), excluding the Company, any subsidiary thereof, any employee benefit plan sponsored or maintained by the Company, or any subsidiary thereof (including any trustee of any such plan acting in his or her capacity as trustee) and any person who (or group which includes a person who) is the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least 15% of the common stock of the Company (but less than 35%) becomes the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of shares of the Company having at least 35% of the total number of votes that may be cast for the election of directors of the Company; (ii) the stockholders of the Company shall approve any merger or other business combination of the Company, sale of all or substantially all of the Company’s assets or combination of the foregoing transactions, provided that such transaction constitutes an acquisition of more than 50% of the total fair market value or total voting power of the stock of the Company, or, with respect to a sale of assets, results in the sale of 40% or more of the total gross fair market value of all of the assets of the Company (as determined in accordance with Section 409A of the Code) immediately prior to such acquisition (a “Transaction”), other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity (excluding for this purpose any stockholder owning directly or indirectly more than 10% of the shares of the other company involved in the Transaction if such stockholder is not the beneficial owner (as defined in Rule 13(d)-3 under the Exchange Act) of at least 15% of the common stock of the Company); or (iii) within any 12-month period beginning on or after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the board of directors of the Company or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least a majority of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act or any successor provision. Notwithstanding the foregoing, no Change of Control of the Company shall be deemed to have occurred for purposes of this Plan: (1) by reason of any Transaction that has been approved by action or vote of a majority of the Incumbent Directors; or (2) if, for purposes of Section 409A of the Code, such event would not be considered to be a “change in control event” under Section 409A of the Code.